UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 26, 2010

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2010, the Compensation Committee of the Board of Directors of RealNetworks, Inc. (the "Company") approved payments in the aggregate amount of $400,000 to Robert Glaser in connection with his resignation on January 12, 2010 as the Company's Chief Executive Officer. Of this amount, $250,958 represents the amount Mr. Glaser would have been eligible for as performance-based cash incentive compensation for 2009 had he remained employed by RealNetworks on the date payments were made under the Company's cash incentive plans, and $149,042 represents an additional severance payment.

In addition, the Compensation Committee approved the extension of the exercisability period of stock options previously granted to Mr. Glaser with respect to those shares subject to stock options that were vested as of January 12, 2010 (the "Vested Options"), such that the Vested Options will remain exercisable until the earlier of the (x) expiration date of the option grant pursuant to the applicable stock option agreement, or (y) expiration of the post-termination exercise period set forth in the applicable stock option agreement following termination of Mr. Glaser's service as a member of the Company's Board of Directors. All unvested shares subject to the stock options were canceled as of Mr. Glaser’s resignation date in accordance with the terms of the applicable award agreement and the Company's 2005 Stock Incentive Plan, as amended and restated.

Mr. Glaser continues to serve as the Company's Chairman of the Board of Directors and, as a non-employee director of the Company, Mr. Glaser will be paid pursuant to the Company’s director compensation program that was approved by the Company’s Board of Directors in April 2010. Under this program, Mr. Glaser will be paid a retainer in the amount of $8,750 per quarter for his services as a director, $6,250 per quarter for serving as the Chairman of the Board, and $1,000 for participation in each meeting of the Board or committee of the Board of which he is a member. Mr. Glaser will also receive an annual cash award of $100,000 in lieu of equity awards, which amount is subject to adjustment by the Compensation Committee in future periods. In 2010, the cash award will be pro-rated based on the number of completed months of service provided by Mr. Glaser as a non-employee director leading up to the Company's 2010 annual meeting of shareholders.

On April 28, 2010, RealNetworks entered into a Separation and Release Agreement (the "Agreement") with John Giamatteo in connection with his resignation as Chief Operating Officer effective April 2, 2010. Pursuant to the Agreement, Mr. Giamatteo is entitled to receive a severance payment equal to three months of his annual base salary, or $108,750, and an additional discretionary cash bonus payment of $108,750. In exchange for the payments made to Mr. Giamatteo pursuant to the Agreement, Mr. Giamatteo provided a waiver and release of all claims against RealNetworks.

A copy of a letter relating to Mr. Glaser’s payments and the Agreement will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2010.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

April 30, 2010	By:	/s/ Tracy D. Daw

Name: Tracy D. Daw
Title: VP-Corporate Development, Deputy General Counsel and Corporate Secretary